EXHIBIT 10.31

                          INSURANCE PROCEEDS AGREEMENT

        Agreement is made this the 2ND day of August, 1996 by Allstar systems, Inc., a Texas corporation (Company), and Jack B. Corey, (Shareholder).

        WHEREAS, the Shareholder presently owns an aggregate of 65,625 shares of common stock of the Company; and,

        WHEREAS, the Company desires to acquire the right to purchase all of the capital stock of the company owned by the shareholder in the event of the death of James H. Long, its President ("Long"), and Shareholder desires to require the Company to purchase all shares of stock of the Company in the event of death of James H. Long

        Therefore, in consideration of the above and the mutual agreements hereafter set forth, the parties agree as follows:

        1. In the event of the death of Long, the Company shall, to the extent permitted by the laws of its jurisdiction of incorporation, be required to purchase shares of capital stock of the Company owned by Shareholder at the time of Long's death as follows:

        (A) The price to be paid for the stock shall be the applicable price set forth on Schedule "A" attached hereto which corresponds to the number of months shareholder has held the stock.

        2. The payment for shares of stock owned by the Shareholder at date of death shall be made within thirty (30) days of the receipt of proceeds of the life insurance carried on the life of Long pursuant to section 3.

        3. In order to assure that funds are available to fund the Company's obligation hereunder the Company shall carry life insurance in and amount at least equal to the amount equal to the number of shares owned by the Shareholder multiplied by the highest per share price set forth on Schedule "A" of the Shareholder Agreement. The Company shall cause sufficient proceeds from such insurance policy to be applied to repurchase such shares in accordance with section three (3) of the Shareholder Agreement.

        4. Any notice, offer or acceptance which is required or remitted to be given shall be in writing and shall be addressed as follows:

               to Allstar
               6401 Southwest Freeway
               Houston, Texas

               to Corey
               P.O. Box 525
               Pinehurst, Texas 77362

or to such other address as any party may hereafter designate for the purpose in a notice given to each of the other parties in accordance with the provisions of this section.

        5. So long as this agreement remains in effect all of the shares of stock issued by the Company and owned by the Shareholder shall bear a legend referring to this agreement.

        6. This agreement has been approved by a majority of the board of directors at a meeting at which the shareholder abstained from voting.

        7. This agreement shall continue in effect until all of the 65,625 shares of stock currently owned by the Shareholder have been purchased by Long or the Company.

        8. No waiver of any provision of this agreement shall be effective unless in writing and signed by the party entitled to exercise the rights conferred by this agreement.

        9. This agreement shall be governed by , and construed in accordance with, the laws of the State of Texas and shall be binding upon and inure to the benefit of the Company, its successors and assigns, and the Shareholder and his heirs, legal representatives and estate.

        In witness whereof, the parties have executed this agreement as of the date written above.

                                            ALLSTAR SYSTEMS, INC.


                                            By: /s/ JAMES H. LONG
                                                    James H. Long, President


                                                /s/ JACK B. COREY
                                                    Jack B. Corey, Shareholder